SCHEDULE 1

TO THE

CLASS ACTION SERVICES AGREEMENT BETWEEN SIX CIRCLES TRUSTAND

BROWN BROTHERS HARRIMAN & CO. DATED JUNE 1, 2018

ACCOUNTS

UPDATED AS OF JULY 27, 2020

Custody Account	Account Short Title
6074074	Six Circles Ultra Short Duration Fund
6074116	Six Circles Tax Aware Ultra Short Duration Fund
6074041	Six Circles U.S. Unconstrained Equity Fund
6074173	Six Circles International Unconstrained Equity Fund
6081160	Six Circles Managed Equity Portfolio U.S. Unconstrained Fund
6081343	Six Circles Managed Equity Portfolio International Unconstrained Fund
Six Circles Global Bond Fund
Six Circles Tax Aware Bond Fund
Six Circles Credit Opportunities Fund

SIX CIRCLES TRUST	BROWN BROTHERS HARRIMAN & CO.

By: ____________	By: ____________

Name: Mary Savino	Name: Eruch A. Mody
Title: President	Title: Senior Vice President